Exhibit 23.2

               Consent of Hall Dickler Kent Goldstein & Wood, LLP

      We consent to the use of our firm's name and to the statements made with respect to our firm, as they appear under the heading "Legal Matters" in the prospectus which is included in Part I of this Registration Statement.

                                       Hall Dickler Kent Goldstein & Wood, LLP

New York, New York
August 22, 2000